UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 29, 2005

APAC Customer Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Illinois	0-26786	36-2777140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Six Parkway North, Deerfield, Illinois		60015
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	847-374-4980

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 27, 2005, in connection with its recently announced restructuring plan, APAC Customer Services, Inc. (the "Company") entered into a Waiver and Amendment No. Three (the "Amendment") to the Loan and Security Agreement (the "Credit Agreement"), by and among LaSalle Bank National Association, as Agent ("LaSalle"), the Financial Institutions from time to time a party thereto as Lenders and the Company, dated as of June 2, 2005. The Amendment is attached hereto as Exhibit 10.1 and is incorporated by reference. Under the terms of the Amendment, LaSalle agreed to waive certain existing and anticipated events of default under the Credit Agreement, provide an overadvance facility in an amount not to exceed $11,000,000 and amend the financial covenants contained in the original Credit Agreement. See Item 2.05 of this Current Report on Form 8-K for additional information regarding the Company’s restructuring plan.

Theodore G. Schwartz, the Chairman of the Board of Directors of the Company, has guaranteed fifty percent of the overadvance facility, plus certain costs and expenses. The Company has agreed to reimburse Mr. Schwartz for his legal fees associated with negotiating and executing the guaranty.

Item 2.02 Results of Operations and Financial Condition.

On July 27, 2005, the Company issued a press release setting forth the Company’s financial results for the second quarter of 2005. A copy of this press release is attached hereto as Exhibit 99.1. Such information, including Exhibit 99.1 hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference into any filings made under the Securities Act of 1933, except as expressly set forth by specific reference in any such filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 26, 2005, the Company’s Board of Directors approved a restructuring of the Company. Pursuant to the restructuring plan, the Company will exit virtually all of its outbound customer acquisition business, close over half of its customer interaction centers, eliminate 400 salaried positions and pursue other operational improvements. The Company is exiting non-strategic and unprofitable client relationships in order to focus on profitable client relationships in a limited number of businesses in an effort to improve its near term financial performance and position the Company for long term growth. The Company expects the restructuring plan to be substantially completed by December 31, 2005, however, the wind-down of a limited number of client applications may continue into 2006.

The Company expects to incur $10 to $15 million in restructuring charges, including approximately $3 to $6 million of one-time termination benefit charges, approximately $3 to $4 million of lease termination charges and approximately $4 to $5 million in asset impairment charges. The Company expects that approximately $6 to $10 million of such costs will result in future cash expenditures.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Marc T. Tanenberg, Senior Vice President and Chief Financial Officer of the Company, resigned from the Company effective July 29, 2005. Mr. Tanenberg had previously indicated his intention to resign from the Company for personal reasons. The Company has initiated a search for Mr. Tanenberg’s successor. In the meantime, Kenneth R. Batko, Vice President and Controller of the Company, has been appointed acting Chief Financial Officer.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Waiver and Amendment No. 3 to Loan and Security Agreement by and among LaSalle Bank National Association, as Agent, the Financial Institutions from time to time a party thereto as Lenders, and APAC Customer Services, Inc. as Borrower, dated as of July 27, 2005.

Exhibit 99.1 Press Release issued by APAC Customer Services, Inc. on July 27, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APAC Customer Services, Inc.

July 29, 2005	By:	/s/ Robert J. Keller

Name: Robert J. Keller
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Waiver and Amendment No. 3 to Loan and Security Agreement by and among LaSalle Bank National Association, as Agent, the Financial Institutions from time to time a party thereto as Lenders, and APAC Customer Services, Inc. as Borrower, dated as of July 27, 2005.
99.1	Press Release issued by APAC Customer Services,Inc. on July 27, 2005.